Exhibit 99.2

Employee FAQ

1.	What was announced?

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Deciphera has agreed to be acquired by ONO Pharmaceutical—a global healthcare company whose purpose is to fight against human disease and pain with focus areas in oncology, immunology, neurology and specialty – for $2.4 billion, or $25.60 per share in cash.

•	Together, ONO and Deciphera will accelerate our shared vision to deliver innovative new drugs and serve patients around the world.

•	Specifically, we expect to advance and accelerate each organizations’ important work through combined research and development capabilities and a global commercial footprint.

•	We also believe this transaction will enable us to bring QINLOCK and, if approved, vimseltinib to more people, sooner than we could as an independent company.

•	We are excited to move forward with a company that shares our vision and our values.

2.	Who is ONO?

•	Founded in 1717 in Osaka, Japan, ONO is a global healthcare company grounded in a mission to fight against human disease and pain.

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ONO has an established track record of innovation across oncology, immunology and neurology and rare diseases – which includes the discovery of Opdivo, a human anti-PD-1 monoclonal antibody and the first PD-1 immune checkpoint inhibitor to receive regulatory approval anywhere in the world.

•	Their global business spans five countries, has over 3,700 valued employees, and 10 new drug candidates at the clinical stage of development. In fiscal year 2022, they recorded revenue of $3 billion.

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Beginning in 2015, ONO embarked on a strategy to become a Global Specialty Pharma company, first by launching marketing operations in Taiwan and South Korea, and then launching both development and marketing operations in the U.S. and Europe.

•	Their acquisition of Deciphera is an important piece in advancing this strategy.

3. Why does this transaction make sense for Deciphera? Why now?

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We believe that this transaction delivers for all of Deciphera’s stakeholders, including providing immediate, compelling value for our shareholders, greater opportunities for our world-class team, and ultimately, greater hope for patients.

•	We believe this transaction will allow us to advance and accelerate our important work, and make an even greater impact for patients, with a company that shares our vision and our values.

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Our two companies had been engaged in discussions as like-minded industry partners, and in exploration of business opportunities. Through these conversations, we came to recognize that we share many of the same values and visions.

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In particular, we each came to recognize that Deciphera could play an important role in advancing ONO’s strategy to become a Global Specialty Pharma company, and that by combining the strengths of our highly complementary organizations, we will be better positioned to accelerate our growth and deliver important new medicines to patients globally.

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As we know well, Deciphera has specialized research and development capabilities in kinase drug discovery, well-established commercial and sales platforms in the United States and Europe, and global clinical development capabilities. We also have a mature, diverse pipeline of best-or-first in class potential medicines. These attributes—including and in particular the talent and expertise of our team—will enable ONO to build a robust presence in oncology, one of its key priority areas.

•	It will also reinforce ONO’s global development and sales capability, while expanding the potential for new innovation through the combined pipeline.

•	As part of ONO, we will be positioned to advance our work to bring QINLOCK and potentially vimseltinib to more people, sooner than we could as an independent company.

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While we have exciting momentum underway, we also know our journey is far from over. As part of ONO, we will be part of a larger, diverse, global organization, with greater opportunity to grow and enhance our scale.

4.	Does ONO share Deciphera’s values?

•	Yes. While our organizations may have different histories and expertise – we are aligned by a patient-centric ethos and commitment to innovation.

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Our two companies had been engaged in discussions as like-minded industry partners, and in exploration of business opportunities. Through our meetings and conversations, we came to recognize that we share many of the same values and visions.

•	In particular, ONO recognizes and appreciates that the foundation of this company is our world-class team. We are confident they will care for our people, pipeline and patients as much as we do.

5.	What does this mean for me? Is there anything that changes now?

•	We believe this transaction will allow us to advance and accelerate our important work, and make an even greater impact for patients, with a company that shares our vision and values.

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While we have exciting momentum underway, we also know our journey is far from over. As part of ONO, we will be part of a larger, diverse, global organization, with greater opportunity to grow and enhance our scale.

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The announcement of this transaction is just the beginning of a process. We expect the transaction to close in the third quarter of 2024 and, until that time, Deciphera and ONO will remain two separate entities, and we will continue operating independently.

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It is imperative that we continue business as usual – moving our programs forward and advancing our pipeline to deliver for patients as quickly as possible. All of our current goals and objectives remain the same.

6.	What does this transaction mean for our patients?

•	As part of ONO, we will be positioned to advance our work to bring QINLOCK and potentially vimseltinib to more people, sooner than we could as an independent company.

•	But from a day-to-day perspective, we expect to continue to serve our patients in the same way we do now.

7.	Will ONO be involved in any decision-making before the deal closes?

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We will continue to operate as a separate, independent company until the acquisition closes. However, we are subject to certain restrictions under the agreement with ONO. Please confer with your ET member for further instructions.

8.	With our 2024 budget/workforce planning process closed, how should we proceed with executing plan and budgets now?

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We will continue to operate as a separate, independent company until the acquisition closes. However, we are subject to certain restrictions under the agreement with ONO. Please confer with your ET member for further instructions.

9.	What is a tender offer? What are the next steps in this process? How do I tender my shares?

•	A “tender offer” is a public bid for shareholders to sell their stock.

•	All Deciphera shareholders will be given an opportunity to “tender,” or sell, their stock for $25.60 per share within a specified timeframe.

•	In the same manner as Deciphera’s other shareholders, employee shareholders will receive information regarding the terms of the tender offer and instructions on how to tender their shares.

•	The closing of the tender offer is subject to the tender of shares representing a majority of Deciphera’s outstanding shares, receipt of applicable regulatory approvals and other customary conditions.

10.	When is the transaction expected to close?

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The transaction is expected to close in the third quarter of 2024, subject to customary closing conditions, including U.S. antitrust clearance and the tender of a majority of Deciphera’s outstanding shares of common stock.

•	While we don’t yet have a specific date, we will keep you informed as appropriate, as we make progress toward the closing.

12.	Will there be any changes to leadership or reporting structures?

•	ONO’s intent is for our existing leadership team to continue to run the day-to-day of the business.

•	ONO recognizes and appreciates that the foundation of our company is our world-class team, and they look forward to welcoming us following the close of the transaction.

•	As you may expect, as we navigate how to best work together, there may be some operational or organizational changes following the close of the acquisition.

•	But fundamentally, we expect to continue operating much as we do today in terms of advancing our programs and strategic priorities.

•	We will keep you informed and updated as we move through the process.

14.	What will happen to Deciphera’s headquarters? Company name?

•	Deciphera will retain our headquarters in Waltham, Massachusetts, our offices in Europe, and our Research site in Kansas. There are no plans to change our company name at this time.

15.	Will my email address change?

Until the transaction is complete, it is business as usual, and you should continue to use your existing email.

16.	Will Deciphera still be a public company?

•	Deciphera will not be a public company after the transaction is completed.

17.	What should employees expect between now and closing?

•	Until the transaction closes, which we expect to occur in the third quarter of 2024, Deciphera and ONO remain separate and independent companies.

•	It is imperative that we continue business as usual during this time of transition.

•	Nothing should change in our commitment to move our programs forward to deliver for patients as quickly as possible, and all current goals and objectives remain the same.

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Looking ahead, as we get closer to closing, some duties and responsibilities may vary in light of the pending transaction, including work to navigate how ONO and Deciphera can best work together in the future.

•	We will continue to keep you informed as we have updates to share.

18.	What should I say to partners or others who ask me about this transaction?

•	You can tell them that ONO values the patient community as much as we do and is committed to advancing care for people living with GIST, sarcomas, and TGCT.

•	You can remind them that until the transaction closes, Deciphera remains an independent company and we are continuing to work with them and support them as usual.

•	You can also let them know that looking ahead, upon completion of the transaction, Deciphera will operate as a standalone business of ONO.

•	We expect to operate much in the same way we do today in terms of advancing our programs and strategic priorities, and that we are focused on ensuring a seamless transition for them.

19.	Am I allowed to post about this transaction on my social media accounts, such as LinkedIn?

•	You may share Deciphera’s social posts from our official channels, but please do not add any commentary or share your own opinions.

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Because of the nature of the transaction, only authorized leaders at Deciphera are permitted to discuss this news publicly, including on social media. If you receive inbounds inquiries from media, analysts, shareholders or others, please refer them to Jenn Larson (jlarson@deciphera.com).

20.	How does this transaction impact my pay and benefits?

•	Until the transaction closes, Deciphera and ONO remain separate companies, and we will continue to operate as such. This means that your pay and benefits are not impacted by this announcement.

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Benefits are expected to continue unaffected during the pre-closing period. We will conduct our normal open-enrollment process in July and you will receive information regarding open enrollment shortly.

•	We expect our current benefits program to remain in place at least until open-enrollment in 2025.

21.	What will happen to my outstanding equity awards as a result of this transaction?

•	All unvested outstanding equity awards (including RSUs, PSUs, and stock options) will fully accelerate at closing.

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All outstanding “in the money” stock options will be converted into the right to receive a cash payment equal to the difference between $25.60 per share and the strike price of the options. RSUs and PSUs will be converted into the right to receive a cash payment equal to $25.60 per share. Any stock options that are “under water” (grants where the strike price is equal to or greater than $25.60) will terminate at the close of this transaction.

•	This cash payment will be paid to you by ONO or Deciphera as soon as practical after the transaction closes, through your current payroll deposit method, subject to applicable withholding taxes.

•	More details on how equity will be treated as part of this transaction will be shared with employees in the coming weeks.

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Please note that if you leave the company prior to the closing date, your unvested stock options, RSUs and PSUs will be immediately forfeited as of your termination date, and you will not receive any consideration with respect to these unvested awards.

22.	How will the deal impact the Deciphera ESPP?

•	The current Deciphera ESPP offering period will end on May 15 and no future ESPP periods will commence.

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At the end of the current offering period, your accumulated contributions under the ESPP will be used to purchase shares of common stock in accordance with ESPP. Shares of common stock acquired under the ESPP shares will then be cashed out like other shares of common stock in the transaction. Any cash contributions to the ESPP that were not used in connection with the final option exercise will be returned to you.

•	The current Deciphera ESPP offering period will also be the last offering under Deciphera’s ESPP, which will then be terminated in connection with the transaction.

23.	Will I be restricted from trading in Deciphera stock while the transaction is pending?

•	Trading will be subject to our current standard practice of pre-clearance and blackout.

24.	What do I do if I am contacted by a member of the media, an analyst or shareholder about the transaction?

•	It is important that we speak with one voice. Only designated company spokespersons are permitted to speak with these market participants.

•	If you receive any external inquiries or are approached about the transaction (including from analysts, shareholders, or media), please direct them to Jenn Larson (jlarson@deciphera.com).

25.	Who can I contact if I have questions?

•	If you have further questions, please do not hesitate to reach out to your manager.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the proposed acquisition of Deciphera by Ono, the expected timetable for completing the transaction, Deciphera’s future financial or operating performance, the expectations and timing regarding the potential for Deciphera’s preclinical and/or clinical stage pipeline assets to be first-in-class and/or best-in-class treatments, and the ability of Deciphera to become a company with multiple approved medicines. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: (i) risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; (ii) uncertainties as to how many of Deciphera’s stockholders will tender their shares in the offer; (iii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (iv) the possibility that competing offers will be made; (v) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (vi) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (vii) Deciphera’s ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; (viii) comments, feedback and actions of regulatory agencies; (ix) Deciphera’s ability to commercialize QINLOCK® and execute on its marketing plans for any drugs or indications that may be approved in the future; (x) the inherent uncertainty in estimates of patient populations, competition from other products, Deciphera’s ability to obtain and maintain reimbursement for any approved product and the extent to which patient assistance programs are utilized; and (xi) other risks identified in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The Deciphera logo and the QINLOCK® word mark and logo are registered trademarks and the Deciphera word mark is a trademark of Deciphera Pharmaceuticals, LLC.

Additional Information about the Proposed Transaction and Where to Find It

The tender offer referred to in this press release has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Ono and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Ono and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and Deciphera will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY DECIPHERA STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Deciphera’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Deciphera by accessing the “Investors & News” section of www.deciphera.com or by contacting Investor Relations at deciphera@argotpartners.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website, www.sec.gov, upon filing with the SEC.

DECIPHERA STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.